Exhibit 23.2

Independent Auditors’ Consent

We consent to the use in this Registration Statement of Portec Rail Products, Inc. on Form S-4 filed on August 17, 2004, of our report on Portec Rail Products, Inc. financial statements dated February 20, 2004, appearing in the appendices on Form S-4, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Form S-4.

Evansville, Indiana
August 16, 2004